Exhibit 10.18

PAETEC CORP.

Description of Management Compensatory Plans and Arrangements

Components of Executive Compensation

The 2005 executive compensation program of PAETEC Corp. includes a base salary, the potential for semi-annual cash bonuses in accordance with our annual bonus plan and long-term incentive compensation in the form of stock options and potentially other equity-based awards that are authorized for issuance under the PAETEC Corp. Sixth Amended 2001 Stock Option and Incentive Plan. Our executive officers also are eligible to participate in our 401(k) plan and health plans, each of which is available to all of our regular employees.

The Compensation Committee of the Board of Directors makes determinations concerning all compensation for Arunas A. Chesonis and for all equity-based compensation for Bradford M. Bono, Edward J. Butler and Keith M. Wilson. Following consideration of recommendations made by Mr. Chesonis, the Compensation Committee also makes determinations concerning all other compensation for Messrs. Bono, Butler and Wilson. Mr. Chesonis makes determinations concerning all compensation for Joseph D. Ambersley, Christopher Bantoft, John P. Baron, Richard J. Padulo, Daniel J. Venuti, Timothy J. Bancroft and Jeffrey L. Burke. All executive compensation determinations are based on an evaluation of the executive officer’s responsibilities, performance, experience and knowledge, and the competitive marketplace for executive talent.

2005 Compensation for Executives

We have not entered into written employment agreements with any of our executive officers. All of our executive officers have entered into a Non-Solicitation, Non-Compete and Confidentiality Agreement in substantially the form filed as Exhibit 10.6 to this Registration Statement on Form S-1.

For 2005, each executive officer is entitled to receive the base salary set forth beside the name of such executive officer in the table below.

Executive Officer	Title	2005 Base Salary (as of July 11, 2005)
Arunas A. Chesonis	Chairman of the Board, President and Chief Executive Officer	$500,000

Bradford M. Bono	Executive Vice President and Director	$330,000

Executive Officer	Title	2005 Base Salary (as of July 11, 2005)
Edward J. Butler, Jr.	Executive Vice President	$330,000

Keith M. Wilson	Executive Vice President and Chief Financial Officer	$330,000

Joseph D. Ambersley	Executive Vice President	$230,000

Christopher Bantoft	Executive Vice President	$230,000

John P. Baron	Executive Vice President	$250,000

Richard J. Padulo	Executive Vice President	$210,000

Daniel J. Venuti	Executive Vice President, Secretary and General Counsel	$250,000

Timothy J. Bancroft	Executive Vice President and Treasurer	$200,000

Jeffrey L. Burke	Executive Vice President	$250,000

Each executive officer also is eligible for semi-annual cash bonuses in accordance with the terms of our annual bonus plan and, at the discretion of the Compensation Committee or Mr. Chesonis, as applicable, for long-term incentive compensation pursuant to the 2001 Stock Option and Incentive Plan. In connection with our contemplated initial public offering of common stock, each executive officer is entitled, subject to stockholder approval of an amendment to the 2001 Stock Option and Incentive Plan to increase the number of shares of Class A common stock issuable thereunder and to the completion of the initial public offering, to receive the long-term incentive compensation set forth opposite the name of such executive officer in the table below. Each of such awards will vest with respect to 25% of the shares of Class A common stock subject to such awards on each of the first four anniversaries of the date of grant, which will be on or about the day we sign a purchase agreement for the initial public offering. The exercise price of all options shown will equal the fair market value on the date of grant.

Executive Officer	Value of options($)(2)	Value of Restricted Shares($)(2)
Arunas A. Chesonis	750,000	250,000

Bradford M. Bono	375,000	125,000

Edward J. Butler, Jr.	225,000	62,500

Keith M. Wilson	225,000	125,000

Joseph D. Ambersley	84,375	28,124

Christopher Bantoft	112,500	37,500

John P. Baron	112,500	37,500

Richard J. Padulo	84,375	28,124

Daniel J. Venuti	225,000	62,500

Timothy J. Bancroft	112,500	37,500

Jeffrey L. Burke	84,375	28,124

(1)	The number of options to purchase common stock will equal the amounts shown divided by the product of (x) .50 multiplied by (y) the initial public offering price.
(2)	The number of restricted shares will equal the amounts shown divided by the initial public offering price per share of common stock.

In addition, upon completion of the initial public offering and subject to the stockholder approval described above, Keith M. Wilson is entitled to receive an additional award of restricted shares that will be equal to 576,000 divided by the initial public offering price. All of such shares will vest on the third anniversary of the date of grant.

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